Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Claire M. Gulmi
Executive Vice President and
Chief Financial Officer
(615) 665-1283
AMSURG NAMES VETERAN HEALTHCARE EXECUTIVE CINDY MILLER TO
BOARD OF DIRECTORS
NASHVILLE, Tenn. — (May 23, 2011) — Christopher A. Holden, President and Chief Executive Officer of AmSurg Corp. (NASDAQ: AMSG), today announced the appointment of Cynthia S. Miller to its Board of Directors. Ms. Miller recently joined Univita, a provider of extended care and home care services, as Senior Vice President of Innovation and Pricing. Previously, she was with WellPoint, Inc. since 2004 and its predecessor, Anthem, Inc., which she joined in 1986. At WellPoint, Ms. Miller served as Executive Vice President and Chief Actuary, through which she was involved in pricing, product development, valuation, healthcare management support, mergers and acquisitions, forecasting and strategic planning related to health care reform. She also served as Senior Vice president and Chief of Staff to the CEO of WellPoint, responsible for, among other things, the design and execution of key corporate management initiatives. At Anthem, Ms. Miller was Vice President and Chief Actuary. During her tenure, she also had responsibility for the company’s risk management functions and led its merger, acquisition and divestiture activities. Ms. Miller received her Bachelor of Science degree from The Ohio State University and her Master of Arts degree in Mathematics from Indiana University.
     “AmSurg is pleased to announce the addition of Cindy Miller to our Board of Directors,” remarked Mr. Holden. “She has developed a strong reputation as an effective leader in her 25-year healthcare career, with in-depth experience in managed care and integrated healthcare systems management. We are confident that she brings a valuable strategic perspective as an independent director to our Board, and we look forward to her contributions to the long-term growth of the Company.”
     AmSurg Corp. acquires, develops and operates ambulatory surgery centers in partnership with physician practice groups throughout the United States. At March 31, 2011, AmSurg owned a majority interest in 203 continuing centers in operation and had one center under development.
— END —